Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAPITALSOURCE INC.

     CapitalSource Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

     FIRST: The name of the Corporation is CapitalSource Inc.

     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 4, 2003.

     THIRD: This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation, and has been duly adopted and approved by the Board of Directors of the Corporation in accordance with Sections 241(b) and 245 of the General Corporation Law of the State of Delaware. The Corporation has not received any payment for any of its stock.

     FOURTH: The Amended and Restated Certificate of Incorporation so adopted reads in full as follows:

ARTICLE I

Name

     The name of the corporation is CapitalSource Inc.

ARTICLE II

Registered Office and Agent

     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capital Stock

     The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is five hundred fifty million (550,000,000). Five hundred million (500,000,000) shares shall be Common Stock, par value $.01 per share, and fifty million (50,000,000) shall be Preferred Stock, par value $.01 per share.

     The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote, without the separate vote of the holders of Common Stock or Preferred Stock, or of any series thereof, as the case may be, as a class, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

     1.     Common Stock. Except as otherwise required by law or expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

          a.     Dividends. Subject to the rights of holders of Preferred Stock and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, equally and on a per share basis, such dividends and other distributions out of the assets of the Corporation legally available therefor.

          b.     Voting Rights. At every annual or special meeting of stockholders of the Corporation in which there is a matter put up to a vote, each holder of Common Stock shall be entitled to cast one vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation. Unless required by the Bylaws, the election of directors need not be by written ballot.

          c.     Liquidation Rights. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of capital stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after payment or provision for payment of the Corporation’s debts and accounts payable has been made. After payment upon shares of Preferred Stock entitled to a preference, if any, over shares of Common Stock upon such liquidation, dissolution or winding up, the remaining assets of the Corporation shall be distributed among the holders of shares of Common Stock equally on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this section.

     2.     Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, by resolution adopted and filed in accordance with law, to fix the number of shares in each series, the designation thereof, the powers (including voting powers, full or limited, if any), the preferences and relative participating, optional or other special rights thereof, and the qualifications or restrictions thereon, of each series and the variations in such voting powers (if any) and preferences and rights as between series. Any shares of any class or series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this certificate of incorporation or in such resolution or resolutions.

ARTICLE V

Board Of Directors

     The number of directors of the Corporation from time to time shall be as fixed by, or in the manner provided in, the bylaws of the Corporation. Effective upon the date of the closing of the Corporation’s initial public offering (the “Effective Date”), the directors shall be divided into 3 classes, with the initial term of office of the first class to expire at the first annual meeting of stockholders held after the Effective Date; the initial term of office of the second class to expire at the second annual meeting of stockholders held after the Effective Date; and the initial term of office of the third class to expire at the third annual meeting of stockholders held after the Effective Date. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified, except in case of the death, resignation, or removal of any director. In the event of any increase in the number of directors fixed by the Board of Directors, the additional directors shall be classified so that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as may be possible. Except as may be provided by the terms of any series of Preferred Stock, each director of the Corporation shall be entitled to one vote on each matter voted or acted upon by the Board of Directors.

ARTICLE VI

Limitation Of Liability

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware shall be amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omission occurring prior to, such repeal or modification.

ARTICLE VII

Bylaws

     The Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation by affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present. Any Bylaws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the stockholders acting in accordance with the terms hereof or thereof. Notwithstanding the foregoing and anything contained in the Amended and Restated Certificate of Incorporation to the contrary, Sections 2, 3, 9, 10 and 14 of Article II and Sections 2, 3 and 5 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class. Notwithstanding anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of 66 2/3% of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote, voting together as a single class, shall be required to adopt, alter or amend any provision inconsistent with or to repeal this Article VII.

ARTICLE VIII

Amendment

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class, shall be required to alter, amend or repeal Article V of this Amended and Restated Certificate of Incorporation.

     IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chairman and Chief Executive Officer this      day of July, 2003.

John K. Delaney Chairman and Chief Executive Officer